[PATHEON]

Exhibit 10.29

February 20, 2008

PRIVATE AND CONFIDENTIAL

Doaa A. Fathallah

Weidstrasse 11, 6300

Zug, Switzerland,

RE: Terms of Employments

Dear Doaa:

I am pleased to present these terms of employment for you as General Counsel, Europe and Global Pharmaceutical Development Services (“PDS”) with Patheon Inc. (“Patheon”), commencing March 3, 2008. Attached hereto as Revised Exhibit A-1 is a summary of the key terms of your employment arrangements. Patheon agrees that your employment by Patheon will be governed by the terms set forth on Revised Exhibit A-1, subject to the execution of an employment agreement between you and Patheon on substantially the terms set forth on Revised Exhibit A-1 (the “Employment Agreement”).

By executing this letter, you agree that your employment will be governed by the terms set forth on Revised Exhibit A-1 , subject to the final execution of the Employment Agreement

Doaa, I am looking forward to working with you once again

Very truly yours, PATHEON INC.

By:	/s/ Wesley P. Wheeler
Wesley P. Wheeler
Chief Executive Officer

Accepted as of this              Day of

February, 2008

/s/ Doaa A. Fathallah
Doaa A. Fathallah

[PATHEON]

Revised EXHIBIT A-1

Summary of Key Terms

For Proposed Employment between Patheon Inc (the “Company”)

and

Doaa A. Fathallah (“Executive”)

1.	Title and Position

Executive’s title shall be Senior Vice President, General Counsel, Europe and Global Pharmaceutical Development Services (“PDS”). Executive’s title shall be adjusted pursuant to Patheon’s expansion into Asia. The Position reports directly to Chief Executive Officer (“CEO”) with dotted line reporting to President – Europe and President – PDS. Executive and the General Counsel, North America and Corporate Secretary shall coordinate to address Company administrative matters as necessary.

Executive shall become a member of the European Executive Management team. Executive shall become legal officer for (i) all existing European businesses, affiliates and subsidiaries and (ii) any newly acquired businesses, affiliates and subsidiaries pursuant to Patheon’s expansion in Asia

Executive will be employed by the US Patheon Pharmaceutical Services Inc. organization.

2.	Term and Effective Date

Indefinite term with start date to be agreed upon between Executive and CEO (“Effective Date”).

3.	Location of Duties

It is understood that the Executive’s principal office will be a home office located in the Executive’s residence in the city of Zug, Switzerland. Patheon shall cover all reasonable costs associated with setting up and maintaining Executive’s home office, including but not limited to acquiring the necessary office equipment, supplies and set up services, and maintaining all necessary services, as consistent with applicable Patheon policy and procurement practices. Such amount to be in accordance with policy and require the normal and customary approvals.

Further and dependent upon the needs of the organization, Executive and Patheon Inc may enter into discussions as to a potential repatriation back to the US to serve in a global corporate office capacity. This global corporate office location has yet to be determined.

4.	Direct Reports and Functional Responsibility

The Executive shall have responsibility for all legal matters for Europe, Global PDS and any expansion into Asia

As of the Effective Date, the Executive shall have 2 direct reports as follows:

Head Legal Counsel in Italy

Head Legal Counsel in the UK

Executive shall have the discretion to determine and meet future personnel needs of the legal department relating to Europe, Global PDS and any expansion into Asia, subject to the normal and customary headcount approval processes.

5.	Base Salary

$300,000 US annually (“Base Salary”). This annual base salary is commensurate with expatriation duties and responsibilities while abroad in Europe. Dependent upon both the Executives repatriation back to the US, and the nature of those repatriated duties, this compensation may be adjusted to reflect the new responsibilities.

For fiscal 2008, Base Salary will be prorated from Effective Date.

6.	Performance Bonus

Executive shall be eligible to receive a target performance bonus of 40% of Executive’s Base Salary, based on achieving predetermined financial and other targets set by the CEO in consultation with Executive. Should Executive exceed target performance, Executive shall receive, dependent upon the above plan level up to a maximum bonus of 60 % of Executive’s Base Salary.

For fiscal 2008, Performance Bonus will be prorated from the Effective Date.

7.	Sign-On Bonus

Executive shall be paid a sign-on bonus in the amount of $50,000 US within 30 days of Effective Date. Executive shall reimburse Patheon this amount should Executive resign for other than Good Reason within (as defined herein) one year of the Effective Date.

8.	Equity Compensation — Stock Options

Executive will be eligible to participate in the Corporations Stock Option Plan and awarded options from time to time in accordance with the terms of such plan.

Any options granted shall vest as to one-third per year over the first three years of the grant. All options granted to the Executive will expire seven (7) years from the grant date.

9.	Initial Grant of Stock Options

As an initial grant to the Executive, subject to Board of Director approval, the Executive would receive a stock option grant of 50,000 options under the terms of the Patheon Stock Option Plan. The options shall vest as to one-third per year over the first three years from the date you commence employment. The subscription price for the shares under option will be the market price (as defined in the Patheon Stock Option Plan) on the day your grant is approved by the Board of Directors.

In addition to the initial grant, Executive will be entitled to participate as a senior executive of the Company, in the opportunity to be granted further options at the discretion of the Board of Directors in the course of their periodic review of executive compensation arrangements.

Executive will be expected to comply with the terms of any share ownership program implemented by the Company.

10.	Employee Benefits

Executive will be entitled to participate in the Ambassador employee welfare benefit programs of the Company including medical, dental, life insurance. In addition, the Executive will be eligible to participate in the US 401-K retirement plans and other health benefit programs afforded to Executives at the same level within the organization.

In addition to the 401-K plan, Patheon is in the process of reviewing its executive compensation arrangements, including whether to implement a Supplemental Executive Retirement Plan (“SERP”). If Patheon implements a SERP or other retirement plan available to senior executives, the Executive will be entitled to participate in that plan on terms substantially similar to the terms applicable to other senior executives of Patheon.

In addition, the Executive will be entitled to twenty-five (25) working days of vacation time per year with additional vacation time based on seniority per Patheon vacation policy.

11.	Perquisites

Executive will be entitled to an allowance of $2,500 US per month for car related expenses subject to the normal payroll source deductions.

Executive shall be entitled to be reimbursed for annual roundtrip business class tickets for her and her family to travel from Europe to the United States.

12.	Severance

In the event the Executive’s employment is terminated by the Company without Cause or if Executive terminates employment with Company for Good Reason (as defined below), the Executive will be entitled to receive one year Base Salary. The Executive is also entitled to receive an amount equal to the bonus she would reasonably be expected to have earned during the year following termination.

“Good Reason” means the occurrence of any of following events without the prior consent of Executive: (i) removal of Executive from Executive’s position, (ii) material reduction by the Company of Executive’s duties or responsibilities or the assignment to Executive of duties materially inconsistent with such position, (iii) requirement by the Company that Executive work more than thirty miles from Executive’s principle office upon commencement of Employment, or (iv) material breach by the Company of Employment Agreement or Company policy, which breach remains uncured for period of 30 days after receipt by the Company of written notice from Executive.

In the event of termination for Cause, the Executive shall not be entitled to severance.

For purposes of this agreement “Cause” means the determination, in good faith, by the Board, after notice to the Executive and, if curable, a reasonable opportunity to cure, that one or more of the following events has occurred: (i) Executive has failed to perform her material duties, and such failure has not been cured after a period of 30 days notice from the Company; (ii) any reckless or grossly negligent act by Executive having the effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect; (iii) Executive’s commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of the Company, or any of its parent, subsidiaries or affiliates; or (v) a breach of any material provision of the Employment Agreement by Executive.

13.	Change in Control

Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company without Cause or terminated by Executive for Good Reason, at any time during the six-month period following the consummation of a Change in Control (as defined below), Executive will be entitled to continue to receive Base Salary payable in equal monthly installments, plus Executive’s target performance bonus for 12 months following termination. In addition, upon the occurrence of a Change in Control, Executive’s unvested options will become immediately vested and exercisable and remain in force for the duration of their original term.

“Change in Control” means any of the following events:

Any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets

14.	Other

Confidentiality, one year non-solicit/no-hire.

Executive to represent that she is under no employment contract, non- competition or other covenants or restrictions that could limit her ability to commence work on the Effective Date or otherwise limit her ability to perform all responsibilities of the position.

15.	Governing Law

New York